Exhibit 99.1

                  Net Profit for Quarter Exceeds USD 1 Million

                            14 Fold Revenues Increase

HQ Sustainable Maritime Industries, Inc. (HQ) (OTC BB: HQSM), a Delaware corporation engaged in integrated aquaculture and aquatic product processing, announced today its financial results for the second quarter ended June 30th , 2005, as reported in its Form 10-QSB filed with the Securities and Exchange Commission on August 12th, 2005.

With net profits of USD 1,080,290, revenues for the three month period ended June 30, 2005 increased by $6,054,836, to $6,515,755 from $460,919 in the corresponding period of 2004. In the first half of 2004, HQ's fish processing activities were shut down for reconstruction that resulted in the expansion of plant capacity from 2 to 6 production lines. The acquisition of Jiahua Marine was completed in August 2004 and has added $2,450,940 to sales for the current quarter and $1,199,512 to its profit.

The full text of Form 10-QSB for the three months ended June 30, 2005 can be reviewed at www.sec.gov. An extract is provided below.

Said Norbert Sporns, CEO of HQ, "The second quarter shows the strong growth potential in the company's products. This growth will continue in the months to come, as the Company executes the Chairman's roadmap. Demand for the HQ's highest quality products has continued very strong. As marketing initiatives proceed in the United States and Europe we expect to see profitability and sales increase further."


                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (unaudited)


                                          Three Months Ended                 Six Months Ended
                                    June 30, 2005    June 30, 2004    June 30, 2005    June 30, 2004
                                    -------------    -------------    -------------    -------------
SALES                               $   6,515,755    $     460,919    $   9,532,641    $     702,292

COST OF SALES                           3,720,157          534,533        5,019,323          748,362
                                    -------------    -------------    -------------    -------------

GROSS PROFIT/(LOSS)                     2,795,598          (73,614)       4,513,318          (46,070)

SELLING AND DISTRIBUTION EXPENSES          65,778           61,602          106,386           96,201

ADVERTISING                               830,183             --          1,831,002             --

GENERAL AND ADMINISTRATIVE
   EXPENSES                               530,114        1,036,543        1,157,055        1,370,004

DEPRECIATION                              240,769           79,313          481,041          158,678




PROVISION FOR DOUBTFUL ACCOUNTS              --            238,581           38,352        1,523,331
                                    -------------    -------------    -------------    -------------

PROFIT /(LOSS) FROM OPERATIONS          1,128,754       (1,489,653)         899,482       (3,194,284)

FINANCE COSTS                              90,274           43,625          181,982           43,625

OTHER INCOME                             (208,402)        (236,641)        (208,985)        (253,669)

OTHER EXPENSES                             52,170           54,518          119,879          183,095
                                    -------------    -------------    -------------    -------------

PROFIT/(LOSS) BEFORE INCOME TAXES       1,194,712       (1,351,155)         806,606       (3,167,335)

INCOME TAXES
  CURRENT                                  97,379             --            130,198             --

  DEFERRED                                 17,043           11,362           34,086           34,087
                                    -------------    -------------    -------------    -------------
NET PROFIT/(LOSS) BEFORE MINORITY
   INTEREST                             1,080,290       (1,362,517)         642,322       (3,201,422)

MINORITY INTEREST                            --             69,581             --            337,944
                                    -------------    -------------    -------------    -------------
NET PROFIT/(LOSS) ATTRIBUTABLE TO
   SHAREHOLDERS                     $   1,080,290    $  (1,292,936)   $     642,322    $  (2,863,478)
                                    =============    =============    =============    =============
NET PROFIT/(LOSS) PER SHARE BASIC
   AND DILUTED                      $        0.01    $       (0.02)   $        0.01    $       (0.09)
                                    =============    =============    =============    =============
WEIGHTED AVERAGE COMMON SHARE
   OUTSTANDING                         99,320,179       64,128,752       97,766,208       32,076,876
                                    =============    =============    =============    =============


About HQ Sustainable Maritime Industries, Inc.

HQ Sustainable Maritime Industries, Inc. is an integrated aquaculture and aquatic product processing company, with operations based in the environmentally pristine island province of Hainan, in the South China Sea. HQ's activities include using renewable ocean resources, practicing cooperative sustainable aquaculture, using nutraceutically enriched feeds and conducting fish processing and sales. Its variety of farmed and ocean-harvested products -- ranging from tilapia and shrimp to squid and red snapper -- are sold around the world. The Company holds HACCP certification from the U.S. FDA and the EU Code assignment of quality, permitting its products to be sold in these international markets; the Government of China has also certified it as a leading agricultural enterprise. It has recently acquired a nutraceuticals and health products company, which is HACCP certified, and produces and sells products subject to stringent laboratory tests certified by the China Ministry of Health. This plant produces nutraceuticals, which enrich feed used by HQ's cooperative aquaculture operations. In addition to operational offices based in Haikou, Hainan, HQ has offices in Montreal, Hong Kong, New York City, Beijing, and Shanghai. (http://www.hqfish.com)

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate, "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of HQ Sustainable Maritime Industries, Inc. (the Company) to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."